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                                                                    Exhibit 3.10

                              VORNADO REALTY TRUST

                             ARTICLES SUPPLEMENTARY

                   $3.25 SERIES A CONVERTIBLE PREFERRED SHARES
                    (liquidation preference $50.00 per share)

            Vornado Realty Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: Under a power contained in Article VI of the Amended and Restated Declaration of Trust of the Trust, as amended (the "Declaration"), the Board of Trustees of the Trust (the "Board of Trustees"), by informal action in lieu of a special meeting, dated December 15, 1997, classified and designated 50,000 shares (the "Shares") of the Preferred Stock (as defined in the Declaration), as shares of Series A Convertible Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share ("Series A Preferred Shares"), with the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as are set forth in the Articles Supplementary of the Trust, relating to the Series A Convertible Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share, dated as of April 5, 1997, which upon any restatement of the Declaration, shall be deemed to be part of Article VI of the Declaration, with any appropriate changes in the enumeration or lettering of the sections or subsections thereof.

            SECOND: The Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

            THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

            FOURTH: Each of the undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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            IN WITNESS WHEREOF, the Trust has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 15th day of December, 1997.

ATTEST:                                        VORNADO REALTY TRUST


/s/ Susan D. Schmider                          By: /s/ Joseph Macnow      (SEAL)
------------------------------------------         ------------------------
Susan D. Schmider                                  Joseph Macnow
Secretary                                          Vice President


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